EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Canadian National Railway Company

We consent to the use of our reports dated February 2, 2015, with respect to the consolidated balance sheets of Canadian National Railway Company as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which are incorporated herein by reference.

/s/ KPMG LLP*

December 14, 2015

Montreal, Canada

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*FCPA auditor, FCA, public accountancy permit No. A106087